Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

KONINKLIJKE DSM N.V.,

GREENBACK ACQUISITION CORPORATION

and

MARTEK BIOSCIENCES CORPORATION

Dated as of December 20, 2010

EXHIBITS

Exhibit A	Conditions to the Offer

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

v

Defined Terms

Acceptance Time	7
Agreement	1
Anticorruption Laws	32
Antitrust Condition	A-1
Antitrust Law	44
Appraisal Shares	9
Authorizations	27
Available Company SEC Document	13
Business Day	2
Cash Amount	12
Certificate of Merger	6
Certificates	10
Closing	6
Closing Date	6
Code	23
Company	1
Company Arrangements	55
Company Board	12
Company Change in Recommendation	49
Company Common Stock	1
Company Disclosure Letter	13
Company Employee	42
Company Employee Benefit Plan	21
Company ERISA Affiliates	21
Company Financial Advisor	21
Company Financial Statements	18
Company Intellectual Property	27
Company Material Adverse Effect	13
Company Material Contract	30
Company Owned Intellectual Property	27
Company Preferred Stock	14
Company Recommendation	16
Company SEC Reports	18
Company Stockholders Meeting	41
Company Subsidiary	13
Confidential Information	27
Confidentiality Agreement	47
Consent	17
Constituent Corporations	5
Continuing Plans	41
Contract	30
D&O Insurance	52
DGCL	1
Divestiture Action	44
DOJ	43
Effective Date	6
Effective Time	6
Employee Benefit Plan	21
Environmental Laws	26
ERISA	23
Exchange Act	2
Exchange Agent	10
Exchange Fund	10
Expiration Date	2
FCPA	32
FDA	33
FTC	33
GAAP	18
Government Official	33
Governmental Authority	17
Health and Safety Regulations	33
HSR Act	17
Indemnified Party	51
Independent Directors	54
Information Statement	17
Initial Expiration Date	2
Intellectual Property	27
Judgment	16
Law	16
Leases	31
Legal Proceedings	20
Lien	18
Maximum Amount	52
Merger	1
Merger Consideration	9
Merger Shares	9
Merger Sub	1
Minimum Tender Condition	A-1
Nasdaq	17
Offer	1
Offer Conditions	2
Offer Documents	4
Offer Price	1
Options	12
Other Authorities	33
Outside Date	57
Parent	1
Parent Financial Advisor	36
Parent Material Adverse Effect	34
Parent Subsidiaries	35

Patents	27
Payment Rules	A-1
Permitted Liens	31
Person	17
Products	33
Proxy Statement	17
Qualified Company Employee Benefit Plan	22
Representative	47
Required Company Stockholder Vote	16
Restricted Stock Units	12
Sarbanes-Oxley Act	19
Schedule 14D-9	5
SEC	2
Section 262	8
Securities Act	8
Share	1
Shares	1
Shrink Wrap Licenses	28
Stock Plans	12
Subsidiary	17
Superior Proposal	50
Surviving Corporation	5
Takeover Laws	16
Takeover Proposal	50
Tax Return	25
Taxes	25
Termination Fee	59
Top-Up Notice	7
Top-Up Option	6
Top-Up Option Shares	7
Trade Secrets	27
Transactions	4
Uncertificated Shares	10
WARN Act	29

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 20, 2010, among KONINKLIJKE DSM N.V., a corporation organized in the Netherlands (“Parent”), GREENBACK ACQUISITION CORPORATION, a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), and MARTEK BIOSCIENCES CORPORATION, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Supervisory Board and Managing Board of Parent and the respective Boards of Directors of Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share” and, collectively, the “Shares”) at a price per Share of $31.50 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of the Company and Merger Sub have (i) determined that this Agreement and the Transactions (as defined below), including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

Section 1.1             The Offer.

(a)           (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer; provided, however, that the Offer shall be commenced no earlier than January 10, 2011, and in no event later than January 25, 2011.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”).  Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at the later of (i) 5:00 p.m. (Eastern time) on February 11, 2011 and (ii) midnight (Eastern time) at the end of the day on the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (such later date, the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).  Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (and Parent shall not permit Merger Sub to) (A) reduce the number of shares of Company Common Stock subject to the Offer, (B) reduce the Offer Price, (C) waive the Minimum Tender Condition (as defined in Exhibit A), (D) impose conditions or requirements to the Offer that are different than or in addition to the Offer Conditions or amend or modify any Offer Condition in a manner adverse, or that reasonably would be expected to be adverse, to the holders of Company Common Stock, (E) extend the Offer (except as required or permitted by the other provisions of this Section 1.1), (F) change the form of consideration payable in the Offer or (G) otherwise amend the Offer in any manner adverse in a material respect to the holders of Company Common Stock. As used in this Agreement, “Business Day” means any day other than a Saturday, Sunday or a federal holiday determined using Rule 14d-1(g)(3) promulgated under the Exchange Act.

(ii)           Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub agree that Merger Sub shall be permitted to (without the consent of the Company) and shall (and Parent shall cause Merger Sub to):

(A)          extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and

(B)           if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to ten Business Days each (or such longer period as the parties hereto may agree), until such time as such Offer Conditions are satisfied;

provided, however, that (1) Merger Sub shall not be required to extend the Offer beyond the Outside Date or the termination of this Agreement and (2) if, at any expiration of the Offer, all of the Offer Conditions to the Offer, except for the Minimum Tender Condition, are satisfied or have been waived, Merger Sub shall only be required to extend the Offer for one or more additional periods not to exceed an aggregate of fifteen Business Days.

(iii)          If fewer than 90% of the issued and outstanding shares of Company Common Stock are accepted for payment pursuant to the Offer, then Merger Sub may, and at the request of the Company, shall, and upon any such request of the Company, Parent shall cause Merger Sub to, make available a “subsequent offering period,” in accordance with Rule 14d-11 promulgated by the SEC under the Exchange Act of at least ten Business Days immediately following the Expiration Date.

(iv)          On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (within the meaning of Rule 14e-1(c) under the Exchange Act) after the Expiration Date, accept for payment and promptly thereafter pay the Offer Price for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer.

(v)           Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article 8. Nothing contained in this Section 1.1(a) shall affect any termination rights in Article 8, as to the Agreement, or in Exhibit A, as to the Offer.

(vi)          The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Shares pursuant to the Offer.

(vii)         In the event that this Agreement is terminated pursuant to Section 8.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any shares pursuant to the Offer.  If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depository, acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof.

(b)           On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall file with the SEC, pursuant to Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the

Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement and ancillary documents and instruments pursuant to which the Offer will be made (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and shall mail the Offer to Purchase filed as an exhibit to the Schedule TO and the Letter of Transmittal filed as an exhibit to the Schedule TO and any related documents to the holders of the Company Common Stock promptly after filing the Schedule TO with the SEC.  Unless previously withdrawn in accordance with Section 6.8(d), Parent and Merger Sub shall be entitled to include the Company Recommendation (as defined in Section 3.3(b)) in the Offer Documents.  Subject to the Company’s compliance with Section 3.8, Parent and Merger Sub shall use reasonable best efforts to cause the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, and Parent and Merger Sub shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  Parent and Merger Sub shall provide the Company and its counsel in writing any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall consult with the Company and its counsel prior to responding to such comments and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel, and shall provide to the Company and its counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(c)           Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

Section 1.2             Company Actions.

(a)           The Company hereby approves of and consents to the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b)           On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, and all supplements and exhibits thereto, the “Schedule 14D-9”) including the Company Recommendation (subject to

Section 6.8(e)) and shall mail the Schedule 14D-9 so filed to the holders of Company Common Stock.  Subject to Parent’s and Merger Sub’s compliance with Section 4.5, the Company shall use reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable Laws. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  The Company shall provide Parent and Merger Sub and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and Merger Sub and their counsel prior to responding to such comments and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel, and shall provide to Parent and Merger Sub and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(c)           In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Company Common Stock.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer to Purchase and Letter of Transmittal and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

Section 1.3             The Merger.  At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.4             Effects of the Merger.  The Merger shall have the effects set forth herein and in Section 259 of the DGCL.

Section 1.5             Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 1.6             Consummation of the Merger.  As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

Section 1.7             Organizational Documents; Directors and Officers. Subject to Section 6.9(a), (a) the certificate of incorporation of the Company shall be amended at the Effective Time to read as set forth in Exhibit B, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, and (b) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided, that (i) any such amendment shall be subject to the provisions of Section 6.9(a) and (ii) prior to the Closing, Parent will cause the bylaws of Merger Sub to be amended to the extent necessary to cause them to meet the requirements of Section 6.9(a).  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or such time as their respective successors are duly elected or appointed and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until such time as their respective successors have been duly elected or appointed and qualified, as the case may be.

Section 1.8             Top-Up Option.

(a)           Subject to Sections 1.8(b) and (c), the Company grants to Merger Sub an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the terms hereof, to purchase from the Company the number of authorized and not outstanding shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding on a fully diluted basis, determined in accordance with Section 1.8 of the Company Disclosure Letter and assuming the issuance of the Top-Up Option Shares.  The obligation of the Company to issue and deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject only to the conditions that (i) no Law, Judgment or other legal restraint (other than any listing requirement of any securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares in respect of such exercise shall be in effect and (ii) the number of Top-Up Option Shares shall not exceed the aggregate of (x) the number of shares of Company Common Stock held as treasury shares by the Company and any Company Subsidiary plus (y) the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of Options or in connection with settlement of Restricted Stock Units), in each case, as of immediately prior to the exercise of the Top-Up Option.

(b)           The Top-Up Option may be exercised by Merger Sub, in whole but not in part, at any time at or within three Business Days after the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”). The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price, without interest.  Such purchase price may be paid by Merger Sub, at its election, either (i) entirely in cash or (ii) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Option Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price, or by any combination of cash and such promissory note.  Any such promissory note shall be full recourse against Parent and Merger Sub, be due one year from the date the Top-Up Option Shares are issued, bear interest at the rate of 5% per annum and may be prepaid without premium or penalty.

(c)           In the event that Merger Sub wishes to exercise the Top-Up Option, it shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by Merger Sub is to take place.  The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that promptly following such exercise of the Top-Up Option, Merger Sub intends to consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 6.1(b).  At the closing of the purchase of the Top-Up Option Shares, Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares and the Company shall cause to be issued to Merger Sub a certificate representing such shares.  The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Option Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 9.1, and if not so consummated on such day, as promptly thereafter as possible.  The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.1(b) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Option Shares.  Parent, Merger Sub and the

Company shall cooperate to ensure that any issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Laws.

(d)           Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act.  Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(e)           The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Appraisal Shares and to the fullest extent permitted by applicable Law, the fair value of the Appraisal Shares shall be determined in accordance with Section 262 of the DGCL (“Section 262”) without regard to the Top-Up Option, the Top-Up Option Shares or any promissory note delivered by Merger Sub to the Company in payment for the Top-Up Option Shares.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1             Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each issued and outstanding share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2             Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a)           Merger Consideration.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(c) and Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive cash in the amount of the Offer Price without interest thereon (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the

Merger Consideration upon surrender of such certificate in accordance with Section 2.3, without interest.  The Shares that are so converted into the right to receive the Merger Consideration pursuant to this Section 2.2(a) are referred to herein as the “Merger Shares”.

(b)           Adjustment to Merger Consideration.  Without duplication to the effects of Section 1.1(a)(iv), the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c)           Treasury Shares and Shares Owned by Parent.  Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be automatically canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.2(a).  The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.3             Exchange of Certificates.

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and that is reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3.  Parent shall, or shall cause the Surviving Corporation to, deposit the aggregate Merger Consideration to which holders of Merger Shares are entitled pursuant to Section 2.2 with the Exchange Agent for the benefit of the holders of Merger Shares, for payment by the Exchange Agent in accordance with this Article 2 (the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time but in any event not later than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and to each holder of uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration.  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (A) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares.  Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Uncertificated Shares shall have been converted pursuant to Section 2.2.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c)           No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e)           No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.3(d)), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g)           Withholding Rights.  Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including the Offer) to any holder of shares of Company Common Stock, Company Options or Restricted Stock Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Tax Law.  To the extent that amounts are so withheld and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options or Restricted Stock Units in respect of which such deduction and withholding was made.

Section 2.4             Company Options; Restricted Stock Units.

(a)           Parent shall not assume or otherwise replace any Company Options in connection with the Transactions.  As soon as practicable following the date of this Agreement, the Board of Directors of the Company (the “Company Board”) or, if appropriate, any committee thereof administering the Stock Plans, shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, and without any action on the part of any holder of any outstanding Option (as hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall vest and become fully exercisable in accordance with the terms and conditions of the applicable Stock Plan under which such Option was granted and the applicable stock option agreement for such Option.  Subject to the terms and conditions set forth below in this Section 2.4, each such Option shall terminate and be canceled at the Effective Time and each holder of an Option will be entitled to receive from Parent, Merger Sub or the Surviving Corporation, and shall receive as soon as practicable following the Effective Time, in settlement of each Option a Cash Amount.  The “Cash Amount” shall be equal to the net amount of (i) the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (B) the number of shares subject to such Option, less (ii) any applicable withholdings for Taxes.  If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero.  As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any Company Subsidiary or any former subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans.  As used in this Agreement, “Stock Plans” means the Martek Biosciences Corporation Amended and Restated 2004 Stock Incentive Plan, Martek Biosciences Corporation 2002 Stock Incentive Plan, Martek Biosciences Corporation 2003 New Employee Stock Option Plan, Martek Biosciences Corporation 2001 Stock Option Plan and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any Company Subsidiary or any predecessor thereof or any other contract or agreement entered into by the Company or any Company Subsidiary related thereto.

(b)           As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, immediately prior to the Effective Time, each Restricted Stock Unit that is issued and outstanding immediately prior to the Effective Time shall vest in full and be settled for shares of Common Stock with the right to receive the Merger Consideration, without interest, as provided in Section 2.2.  As used in this Agreement, “Restricted Stock Units” means any restricted stock unit award entitling the recipient to receive, upon vesting, shares of Company Common Stock under a Stock Plan.

Section 2.5             Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as is disclosed in the last annual report on Form 10-K (and the amendment thereto) filed by the Company with the SEC and in any Company SEC Reports filed subsequent to such annual report, in the case of both such annual report and such other Company SEC Reports, filed prior to the date of this Agreement, other than disclosures referred to in the “Risk Factors” and “Unresolved Staff Comments” sections of such Form 10-K or Company SEC Reports (each, an “Available Company SEC Document”) or (ii) as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent to modify such representations and warranties) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1             Organization.  The Company and each Subsidiary of the Company (each, a “Company Subsidiary”) is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization, except where the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company and each Company Subsidiary has all requisite power and authority and possesses all governmental Authorizations necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary, except for such Authorizations, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  A “Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or when take together with all other events, conditions, changes, occurrences or developments of a state of circumstances that exist at the date of determination of the Company Material Adverse Effect, has a material adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in determining whether there has been or will be a Company Material Adverse Effect for the purposes of clause (i) there shall not be included or taken into account any event, condition, change, occurrence or development of a state of circumstances to the extent attributable to or resulting from any of the following: (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and each Company Subsidiary operates to the extent such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in such industry, (B) acts of terrorism or war (whether or not declared) or natural disasters to the extent such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in such industry, (C) execution or performance of this Agreement or the announcement or pendency of the Transactions, (D) changes in applicable Law or any applicable accounting regulations or principles or the interpretations thereof to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in its industry, (E) changes in the price or trading volume of the Company’s stock, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso) or (G) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement.

Section 3.2             Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of the close of business on December 17, 2010: (A) 33,508,248 shares of Company Common Stock were issued and 33,508,248 shares of Company Common Stock were outstanding (with no such outstanding shares held by the Company as treasury shares); (B) no shares of Company Preferred Stock were issued or outstanding; (C) there were outstanding Options to purchase 2,079,797 shares of Company Common Stock and 2,948,821 shares of Company Common Stock were reserved for issuance under the Stock Plans (including upon exercise of the Options); and (D) there were outstanding Restricted Stock Units, payable on a one-for-one basis, with respect to 802,254 shares of Company Common Stock.  No Options or Restricted Stock Units were issued since November 18, 2010.  Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.  Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on December 17, 2010, (x) each Option of the Company outstanding, the number of shares of Company Common Stock issuable thereunder, the vesting date and the expiration date thereof and the exercise or conversion price relating thereto and (y) each Restricted Stock Unit outstanding.  Since December 17, 2010, (i) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of capital stock of the Company pursuant to the exercise of Options or in connection with settlement of Restricted Stock Units outstanding on such date, (ii) there have been no issuances of Options or other options, warrants, calls or other rights to acquire capital stock of the Company and (iii) there have been no issuances of Restricted Stock Units.  The Company has not, subsequent to December 17, 2010, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.  Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options and Restricted Stock Units, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b)           Except as set forth in Section 3.2(a), (i) as of December 17, 2010, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or any awards based upon the value of any security issued by the Company or any Company Subsidiary, including any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.3             Authorization; No Conflict.

(a)           The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board.  No other corporate proceedings on the part of the Company or any Company Subsidiary is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the consummation of the Merger, for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

(b)           The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iv) recommending that the holders of Company Common Stock adopt, to the extent required by Law, this Agreement and

(v) declaring that this Agreement is advisable (clauses (iii) and (iv) being collectively referred to as the “Company Recommendation” and it being understood that the validity of the actions described in clauses (i), (ii) and (v) shall be unaffected by any Company Change in Recommendation).  Such resolutions are sufficient to render inapplicable to Parent and Merger Sub and to this Agreement, the Offer, the Merger and the other Transactions the provisions of any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations that may purport to be applicable to the Transactions (collectively, “Takeover Laws”).

(c)           Subject to obtaining the Required Company Stockholder Vote, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 3.4(b)) upon any of the properties or assets owned or operated by the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the orders, Authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)           No consent, approval, order or authorization of, or registration, declaration or filing (any of the foregoing being referred to herein as a “Consent”) with any federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, the rules and regulations promulgated thereunder (the “HSR Act”) and any other applicable antitrust or competition Laws, (iii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this

Agreement and the Transactions, (iv) compliance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and (v) compliance with the “blue sky” laws of various states, and except where the failure to make or obtain such Consents or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

Section 3.4             Subsidiaries.

(a)           Each Company Subsidiary and its respective jurisdictions of organization is identified in Section 3.4(a) of the Company Disclosure Letter.  The Company has made available to Parent, true, correct and complete copies of the certificate of incorporation and bylaws (or other similar governing documents) as currently in effect for each Company Subsidiary.  Neither the Company nor any Company Subsidiary, directly or indirectly, owns any material interest in any Person other than any Company Subsidiary.  As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

(b)           All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights that would prevent any Company Subsidiary from conducting its business as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof.  There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary.  There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.  As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  There are no awards based upon the value of any security issued by the Company or any Company Subsidiary, including any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units.

Section 3.5             SEC Reports and Financial Statements.

(a)           Since October 31, 2008, the Company has timely filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed by the Company with the SEC (collectively, including all exhibits thereto, the “Company SEC Reports”) . As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC

Reports complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports.  As of its filing date, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  No Company Subsidiary is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)                                 The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports complied, as of their respective filing dates, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments).  Except as reflected in the Company Financial Statements, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than (i) liabilities arising under this Agreement or incurred in connection with the Transactions in compliance with this Agreement, (ii) liabilities arising under executory contracts to which the Company or any Company Subsidiary is a party or otherwise bound and (iii) any liabilities incurred in the ordinary course of business since July 31, 2010 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since October 31, 2008, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC.

(d)                                 The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP applied on a consistent and fair basis, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency, material weakness or fraud, whether or not material, that involves management or other employees was identified in management’s assessment of internal controls as of October 31, 2008 (nor, to the knowledge of the Company, has any such deficiency, weakness or fraud been identified between October 31, 2008 and the date of this Agreement).

(e)                                  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer, or individuals performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(f)                                    Since October 31, 2008, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(g)                                 The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

Section 3.6                                      Absence of Material Adverse Changes, etc.  Since October 31, 2009 through the date of this Agreement, except for actions expressly contemplated by this Agreement, the Company and each Company Subsidiary have conducted their business in the ordinary course of business consistent with past practice, and there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7                                      Litigation.  There is no action, arbitration, claim, proceeding, suit or governmental investigation (collectively, “Legal Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that (i) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (ii) seeks equitable, declaratory or injunctive relief against the Company or any Company Subsidiary that if determined adversely would reasonably be expected to be material (other than in the case of this clause (ii) with respect to the Transactions).  There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8                                      Information Supplied.  None of the information supplied or to be supplied in writing by the Company specifically for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9, the Information Statement and the Proxy Statement will, at the time such document is filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective affiliates, partners, members, stockholders, directors, officers, employees, agents or Representatives in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement.

Section 3.9                                      Broker’s or Finder’s Fees.

(a)                                  Except for Allen & Company LLC (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.  A true and complete copy of the engagement letter for the Company Financial Advisor related to the Transactions has been furnished to Parent.

Section 3.10                                Employee Plans.

(a)                                  Section 3.10(a) of the Company Disclosure Letter sets forth (i) all material Company Employee Benefit Plans.  As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414 of the Code (“Company ERISA Affiliates”) with respect to any current or former employee, consultant, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any liability.  As used in this Agreement, “Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, incentive or deferred compensation, severance, relocation, retention or change in control compensation or benefits, termination pay, retirement pay, profit-sharing, performance awards, stock or stock-related awards, fringe benefits, or other benefits, including each “employee benefit plan” within the meaning of Section 3(3) of the ERISA, whether or not subject to ERISA, and any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(b)                                 With respect to each Company Employee Benefit Plan, to the extent applicable, the Company has made available to Parent a true, correct and complete copy of:  (i) each written Company Employee Benefit Plan and all amendments thereto or a written description of the terms of any Company Employee Benefit Plan that is not in writing; (ii) the most recent annual report on Form 5500 (including all applicable schedules and attachments thereto);  (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service for any Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, if any; and (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements.

(c)                                  Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter from the Internal Revenue Service and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan.

(d)                                 Each Company Employee Benefit Plan has been established, operated and administered in all material respects in accordance with its provisions and in compliance with all applicable Laws, including ERISA and the Code; and all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents to the extent required by GAAP.

(e)                                  No material non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Benefit Plan.  No Company Employee Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s knowledge, threatened.

(f)                                    Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer plan” (within the meaning of Section 413(c) of the Code), or any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).  No Company Employee Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than as required pursuant to Section 4980B of the Code or any similar Law.

(g)                                 Except with respect to Company Options and Restricted Stock Units in accordance with Section 2.4 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether contingent or otherwise), will (i) result in any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), (iii)  increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits.

(h)                                 Each Company Employee Benefit Plan that is a “non qualified deferred compensation plan” (as defined in Section 409A(d)(l) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and applicable guidance issued thereunder and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.  Neither the Company nor any Company Subsidiary is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to “gross-up” such individual for any taxes or penalties under Section 409A of the Code.

(i)                                     With respect to any individual who provides personal services to the Company or any Company Subsidiary, (1) the Company or applicable Company Subsidiary has classified each service provider as either an “employee” or an “independent contractor” and has determined that it is more likely than not that such characterization would be sustained if challenged; (2) such classification has been consistent among service providers who provide similar services and are otherwise similarly situated; (3) all such individuals have been properly treated under all Company Employee Benefit Plans; and (4) there are no complaints, actions, claims or proceedings pending or, to the Company’s knowledge, threatened to be brought by any such individual or any Governmental Authority to reclassify such individual.

(j)                                     The Company and all Company Subsidiaries are in material compliance with any Law applicable to the Company or any Company Subsidiary related to labor related matters or the terms and conditions of employment, including Laws, Judgments and awards relating to wages, hours, immigration, workers’ compensation, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employee or prospective employees.

(k)                                  As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Section 3.11                                Opinion of Financial Advisor.  The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.

Section 3.12                                Taxes.

(a)                                  (i) Each of the Company and each Company Subsidiary has timely filed all material Federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and has maintained all required records prescribed by applicable Law and all such Tax Returns and records are true, complete and correct in all material respects; (ii) all material Taxes shown as due on such Tax Returns have been paid or withheld in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf by the Company or a Company Subsidiary) in accordance with GAAP on the Company Financial Statements for all accrued Taxes not yet due; (iii) the accruals and reserves for Taxes reflected in the most recent Company Financial Statements are adequate (under GAAP) to cover all Taxes accruing through the date of such Company Financial Statements and, since that date, neither the Company nor any Company Subsidiary has incurred any liability for material Taxes other than in the ordinary course of business; and (iv) no material deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any Company Subsidiary that has not been satisfied by payment, settled or withdrawn.

(b)                                 The Company and each Company Subsidiary has, in accordance with all Tax withholding provisions of applicable federal, state, provincial, local and foreign Laws (including backup withholding provisions) (i) timely, properly and accurately withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other applicable Person or payment, and (ii) complied with all material reporting requirements (including maintenance of required records with respect thereto).

(c)                                  There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(d)                                 There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset.  No claim, which remains unresolved, has ever been made by any taxing authority in a jurisdiction where the Company or any Company Subsidiary (as applicable) does not file Tax Returns, that the Company or any Company Subsidiary (as applicable) is required to file Tax Returns or that it is or may be subject to taxation by that jurisdiction.

(e)                                  Neither the Company nor any Company Subsidiary “participates” (or has “participated”) in a “listed transaction” or “transaction of interest” (within the meaning of Treas. Reg. Sec. 1.6011-4 or analogous provisions of State, local or foreign Tax Law).

(f)                                    The federal income Tax Returns of the Company and each Company Subsidiary has been examined by and settled with the United States Internal Revenue Service or has expired or otherwise has been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before October 31, 2006.

(g)                                 (i) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated Tax Return for federal, state or foreign Tax purposes (other than a group which includes solely some or all of the Company and any Company Subsidiary); (ii) neither the Company nor any Company Subsidiary has any liability for any Tax of any Person other than the Company or any Company Subsidiary, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by contract, or otherwise; and (iii) neither the Company nor any Company Subsidiary is a party to (or otherwise has any liability pursuant to) any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to any material Tax (including any material advance pricing agreement, closing agreement or other agreement relating to any material Tax with any taxing authority).

(h)                                 Neither the Company nor any Company Subsidiary (i) has waived any statute of limitations, nor is any request for any such waiver or consent pending; (ii) has agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against the Company or any Company Subsidiary; or (iii) has executed or filed any power of attorney with respect to Taxes.  Neither the Company nor any Company Subsidiary has requested an extension of time within which to file any Tax Return in respect of any fiscal year, which has not since been filed.

(i)                                     Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code, since January 1, 2006.

(j)                                     As used in this Agreement “Taxes” means all taxes, levies or other like assessments and charges (including estimated taxes and charges), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any federal, state, county, local or foreign government or subdivision or agency thereof, including any prepayment interest, penalties or additions to tax applicable or related thereto.  As used in this Agreement, “Tax Return” means any report, return, election, form statement, declaration or other written information (including amendments, schedules, information returns or attachments thereto) required to be supplied to a taxing or other Governmental Authority in connection with Taxes.

Section 3.13                                Environmental Matters.

(a)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                     The Company and each Company Subsidiary is, and for the past five years has been, in compliance with all applicable Environmental Laws and there are no pending written or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability of the Company or any Company Subsidiary under any Environmental Law.

(ii)                                  To the knowledge of the Company, there are no conditions, including the presence or release of or exposure to hazardous substances, on, in, under, affecting or migrating to or from any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation by the Company or any Company Subsidiary of or result in any liability of the Company or any Company Subsidiary under any Environmental Laws.

(iii)                               (A) During the last five years, the Company and the Company Subsidiaries have duly obtained or filed all Authorizations and notices, if any, required to be obtained or filed under Environmental Laws in connection with the Company’s or any Company Subsidiary’s operation of the Company’s and each Company Subsidiary’s businesses or the Company and each Company Subsidiary’s operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary, (B) any such Authorizations necessary for the Company or any Company Subsidiary to own or operate its business or real property as currently owned or operated are currently in effect, and, (C) during the last five years, the Company and each Company Subsidiary has been and is in compliance with the terms and conditions of all applicable Authorizations and notices.

(iv)                              There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any Company Subsidiary is a party under Environmental Law, and there are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary under Environmental Law.

(v)                                 During the last five years, all waste materials generated in connection with the operation of the Company’s and each of the Company Subsidiary’s businesses or the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary that have been sent off-site for storage, treatment, recycling or disposal were sent to facilities that, to the knowledge of the Company, are not listed on the National Priorities List or any similar governmental list of properties that require remediation under Environmental Law, and the Company has not received any written notice of non-compliance or potential liability relating to any such facilities.  During the last five years, neither the Company nor any Company Subsidiary has received any written notice of potential responsibility or liability under Environmental Laws for any off-site transport, storage, treatment, recycling or disposal of such waste materials.

(vi)                              The Company has made available to Parent copies of (A) all material written environmental site assessments, and sampling, monitoring, and remediation reports and (B) all material environmental compliance audits prepared within the last five years which are in the possession of the Company or any Company Subsidiary.

(b)                                 As used in this Agreement, “Environmental Laws” means any applicable federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or natural resources, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law.

Section 3.14                                Compliance with Laws; Judgments.

(a)                                  Neither the Company nor any Company Subsidiary is or has been in violation of, in conflict with or in default with respect to any Law or Judgment applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law or Judgment, except, in each case, for any such violation, conflict or default that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  No representation or warranty is made in this Section 3.14 with respect to (i) compliance with applicable Tax laws, which is exclusively addressed by Section 3.12; (ii) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.10; or (iii) compliance with Environmental Laws, which is exclusively addressed by Section 3.13.

(b)                                 The Company and each Company Subsidiary has all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct its respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all such Authorizations.

Section 3.15                                Intellectual Property.  As used in this Agreement, “Intellectual Property” means (i) patents and patent applications (including divisions, extensions, continuations, continuations-in-part, reexaminations and reissues) including counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions, inventions disclosures, discoveries and improvements, whether or not patentable, (ii) copyrights and copyrightable works, moral rights, rights of privacy and publicity, software and databases,

(iii) trademarks, service marks, domain names, business names, trade dress, any other names, marks or indicators of origin, (iv) trade secrets as defined in the Uniform Trade Secrets Act or under applicable U.S. state or foreign statutory or common law (collectively, “Trade Secrets”), and (v) confidential, proprietary and non-public information, marketing and technical information, product specifications, compositions, proprietary processes, know-how, methods and techniques (collectively, “Confidential Information”), including, for each of the foregoing, all rights thereto and any applications or registrations therefor, and any other intellectual or proprietary rights, in any jurisdiction, throughout the world.  “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.  “Company Intellectual Property” means all Intellectual Property used in the conduct of the Company’s and each Company Subsidiary’s business.

(a)                                  Section 3.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) Patents, (ii) registered trademarks and material registered domain names, and (iii) registered copyrights in each case, included in Company Owned Intellectual Property.  As applicable, such list shall contain (A) the name of the applicant/registrant or current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number and (D) the status of the application or registration.  The Company or a Company Subsidiary thereof is the sole and exclusive owner of each item of material Company Owned Intellectual Property.  The Company Owned Intellectual Property is, (1) to the knowledge of the Company, valid, enforceable and subsisting; (2) free and clear of any Liens other than Permitted Liens; and (3) not subject to any pending, outstanding or, to the knowledge of the Company, threatened Judgment, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which challenges the legality, validity, enforceability, use, or ownership of the item.  The Company has not agreed, pursuant to any agreement now in effect, to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any Company Owned Intellectual Property except with respect to indemnities given to customers who use the Company’s products in the ordinary course of business.

(b)                                 Section 3.15(b) of the Company Disclosure Letter lists all material licenses of Intellectual Property granted to the Company or any Company Subsidiary by a third party, other than licenses for generally commercially available “shrink-wrap” software at a cost less than $250,000 (“Shrink Wrap Licenses”).  Other than nonexclusive licenses granted to customers, distributors or resellers in the ordinary course of business and licenses no longer in effect, the Company has not granted material licenses to third parties under Company Owned Intellectual Property.

(c)                                  The Company or a Company Subsidiary owns or possesses the right to use all Intellectual Property material or necessary to carrying on their respective businesses as currently conducted, and the Company has not (i) received any written notice of any material claim to the contrary or any written material challenge by any other Person to the rights of the Company or a Company Subsidiary with respect to any such Company Intellectual Property, except as (A) has been settled to the satisfaction of the Company with a full release of all claims in favor of the Company and, (B) with respect to all claims and challenges other than material claims and challenges, as has been settled to the satisfaction of the Company, in the exercise of reasonable business judgment and, in each case of (A) and (B), no further claim or demand anticipated and no further consideration owed by the Company, and (ii) to the knowledge of the Company, no such claims or challenges have been threatened. Each item of material Company Intellectual Property owned or used by the Company or a Company Subsidiary immediately prior to the Effective Time, except Shrink Wrap Licenses, will be owned or available for use by the Parent and Company on the same terms and conditions immediately subsequent to the Effective Time.

(d)                                 The Company and each Company Subsidiary has complied in all material respects with, and is not in material breach of, nor has the Company (i) received any written asserted or written threatened material claim of material breach of, any license of Company Intellectual Property, except (A) as has been settled to the satisfaction of the Company with a full release of all claims in favor of the Company and (B), with respect to all claims other than material claims, as has been settled to the satisfaction of the Company, in the exercise of reasonable business judgment and, in each case of (A) and (B), with no further claim or demand anticipated and no further consideration owed by the Company, and (ii) to the knowledge of the Company, no such claims have been threatened otherwise.  The Company has no knowledge of any material breach or anticipated material breach by any other Person of any license of material Company Intellectual Property.

(e)                                  To the knowledge of the Company, as currently conducted, the conduct of the business of the Company and of each Company Subsidiary, including without limitation, the products and services of the Company and each Company Subsidiary, does not materially infringe, violate or misappropriate any Intellectual Property of any Person. The Company has not (i) received any written notice of any material claims that have been made against the Company or any Company Subsidiary alleging the infringement, violation or misappropriation by the Company or any Company Subsidiary of any Intellectual Property right of any Person, except as (A) has been settled to the satisfaction of the Company with a full release of all claims in favor of the Company and (B), with respect to all claims other than material claims, as has been settled to the satisfaction of the Company, in the exercise of reasonable business judgment and, in each case of (A) and (B), no further claim or demand anticipated and no further consideration owed by the Company, and (ii) to the knowledge of the Company, no such claims have been threatened.

(f)                                    The Company and each Company Subsidiary has taken all reasonable and necessary steps to protect, maintain and safeguard its rights in all material Company Owned Intellectual Property, including by binding those employees and third parties with access to any Company Confidential Information to reasonable confidentiality obligations, except to the extent that in the exercise of reasonable business judgment, the Company has decided to allow any such Company Owned Intellectual Property to lapse. The Company or a Company Subsidiary owns all material Company Intellectual Property created on its behalf by any employee, consultant or other third party.  To the Company’s knowledge, (i) no third Party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Company Owned Intellectual Property and (ii) there has not been and is no unauthorized use, disclosure, misappropriation or infringement of any Company Trade Secrets by any Person.

(g)                                 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) will not, pursuant to a Contract to which the Company or a Company Subsidiary is a party, result in (i) Parent, the Company or any Company Subsidiary granting to any third party any rights or licenses to any material Intellectual Property or being bound by or subject to any non-compete or other material restriction on the operation or scope of their respective businesses, (ii) the release or disclosure of any material Trade Secrets (other than pursuant to this Agreement), (iii) any right of termination or cancellation under any material Contract with respect to Company Intellectual Property, or (iv) the imposition of any material Lien on any Company Owned Intellectual Property.

(h)                                 No funding, facilities or resources of any Governmental Authority, university, college, other educational institution or research center was used in the development of any material Company Owned Intellectual Property such that such entity has the right to obtain ownership of any material Company Owned Intellectual Property.

Section 3.16                                Employment Matters.

(a)                                  Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, to the knowledge of the Company, (i) is any such contract or agreement presently being negotiated or (ii) is there a representation campaign respecting any of the employees of the Company or any Company Subsidiary.  As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Company Subsidiary.

(b)                                 Neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of its subsidiaries.

Section 3.17                                Insurance.  Section 3.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary.  The Company and each Company Subsidiary maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).  All such insurance policies are, as of the date of this Agreement, in full force and effect.

Section 3.18                                Material Contracts.

(a)                                  Except for this Agreement and for those Contracts filed or incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009, as of the date of this Agreement, none of the Company or any Company Subsidiary is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary (or which, following the consummation of the Offer or Merger, could materially restrict the ability of the Parent or the Surviving Corporation) to compete in any business or with any Person or in any geographic area, except for any such Contract that may be canceled or terminated without material penalty by the Company or any Company Subsidiary upon fewer than 60 days’ notice; (iii) any Contract with respect to a material joint venture or material partnership agreement; (iv) any Contract with any director, officer or affiliate of the Company or any Company Subsidiary (other than any Company Employee Benefit Plan); (v) any Contract for the acquisition, disposition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) or grant of exclusive rights material in scope or substance under, or assignment of, any Company Intellectual Property; (vi) any Contract, other than Leases, contemplating payments or receipts by the Company or any Company Subsidiary of more than $1,000,000 in any fiscal year; (vii) which would prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions; (viii) any Contract under which a third party grants a license to the Company or any Company Subsidiary to the Intellectual Property of such third party (other than software licenses that resulted or will result in payments of no more than $250,000 in any fiscal year) including such Contracts under which the Company or any Company Subsidiary pays any royalties to a third party of more than $250,000 in any fiscal year; (ix) any Contract under which the Company or any Company Subsidiary grants to a third party a license to Company Intellectual Property (other than nonexclusive licenses to end users, distributors and resellers in the ordinary course of business) where the value received by the Company pursuant to the Contract either is, or is estimated by Company to be, $1,000,000 or more in any fiscal year; (x) any material Contract with any Governmental Authority and (xi) any amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.  Each such Contract described in clauses (i) through (xi) is referred to herein as a “Company Material Contract.”  “Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

(b)                                 Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect.  There is no default under any Company Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                                  The Company has made copies of all Material Contracts available for inspection by Parent.

Section 3.19                                Properties.

(a)                                  Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned in fee by the Company or any Company Subsidiary.  The Company or a Company Subsidiary has good, valid and marketable title to (x) all such properties and (y), except as would not reasonably be expected to result in a Company Material Adverse Effect, all assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or any Company Subsidiary or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case, free and clear of all Liens other than Permitted Liens.  “Permitted Liens” means (i) such Liens as are set forth in Section 3.19(a) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith through appropriate proceedings and for which provisions have been made in accordance with GAAP on the Company Financial Statements, (v) Liens disclosed in the Company Financial Statements or the notes thereto, and (vi) other Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and any Company Subsidiary as currently conducted.

(b)                                 Section 3.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 25,000 square feet (collectively, the “Leases”). Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Lease or license pursuant to which the Company and each Company Subsidiary leases or licenses any real property is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto and (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto.  Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company or a Company Subsidiary that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.

(c)                                  All tangible assets owned or leased by the Company or any Company Subsidiary have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.20                                Anticorruption.

(a)                                  To the knowledge of the Company, neither the Company nor any Company Subsidiary (including any of their officers, directors, agents, distributors, employees, or other individuals acting on their behalf) has, directly or indirectly, taken any action that would cause the Company or any Company Subsidiary to be in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company or any Company Subsidiary (collectively with the FCPA, the “Anticorruption Laws”).

(b)                                 To the knowledge of the Company, neither the Company nor any Company Subsidiary (including any of their officers, directors, agents, distributors, employees, or other individuals acting on their behalf) has taken any action that would cause Parent or Merger Sub to be in violation of the Anticorruption Laws.

(c)                                  To the knowledge of the Company, neither the Company nor any Company Subsidiary (including any of their officers, directors, agents, distributors, employees, or other individuals acting on their behalf)  has taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (e.g., to obtain a tax rate lower than allowed by Law) or to obtain or retain business for any Person.

(d)                                 To the knowledge of the Company, (i) there is no investigation of or request for information from the Company or any Company Subsidiary by any Governmental Authority regarding the Anticorruption Laws, or (ii) any other allegation, investigation or inquiry regarding the Company and any Company Subsidiary’s actual or possible violation of the Anticorruption Laws.

(e)                                  To the knowledge of the Company, no director or officer of the Company or any Company Subsidiary has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any Company Subsidiary.

(f)                                    For purposes of this Agreement, “Government Official” means any (i) officer or employee of a Governmental Authority or instrumentality thereof (including any state-owned or controlled enterprise); or of a public international organization, (ii) political party or official thereof or any candidate for any political office, or (iii) any individual acting for or on behalf of any such Governmental Authority or instrumentality thereof.

Section 3.21                                FDA, FTC and Other Authority Regulatory Compliance.

(a)                                  To the knowledge of the Company, the Company and the Company Subsidiaries are in material compliance with, and have not violated, the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Fair Packaging and Labeling Act, and the

Consumer Products Safety Commissions Poison Prevention Act (collectively, “Health and Safety Regulations”).

(b)                                 To the knowledge of the Company, since December 31, 2007, the Company and the Company Subsidiaries have not received written notice of, or been subject to, any finding of deficiency or non-compliance; penalty, fine or sanction; request for corrective or remedial action; or other compliance or enforcement action, relating to any of (i) the products that the Company or the Company Subsidiaries currently sell or have sold in the past (the “Products”), (ii) the ingredients in the Products or (iii) the Company’s facilities at which such Products are manufactured, packaged or initially distributed, whether issued by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority having responsibility for the regulation of Health and Safety Regulations (the “Other Authorities”).

(c)                                  To the knowledge of the Company, the Company and the Company Subsidiaries have been in material compliance with applicable facility registration and listing provisions pursuant to Health and Safety Regulations.

(d)                                 To the knowledge of the Company, (i) the Company and the Company Subsidiaries are in material compliance with all currently applicable premarket authorization requirements for the Products, including those requirements for food additives, generally recognized as safe (GRAS) ingredients, new dietary ingredients, new drugs, and medical devices.

(e)                                  To the knowledge of the Company, the Company and the Company Subsidiaries are in material compliance with all applicable regulations and requirements of the FDA, the FTC and Other Authorities relating to good manufacturing or handling practices, investigations of customer complaints or inquiries, reporting of serious adverse events, and maintenance of adverse event records.

(f)                                    To the knowledge of the Company, the Company and the Company Subsidiaries have not made any false statements in, or omissions from, any applications, approvals, reports or other submissions made by the Company or any of its Subsidiaries to the FDA, the FTC or Other Authorities or in any other records and documentation prepared or maintained by the Company or its Subsidiaries solely for compliance with the requirements of the FDA, the FTC or Other Authorities relating to the Products.

(g)                                 Since December 31, 2007, the Company and the Company Subsidiaries have not voluntarily recalled, suspended, or discontinued manufacturing of the Products at the request of the FDA, the FTC or Other Authorities, nor has the Company or any of its Subsidiaries received any written notice from the FDA, the FTC or any Other Authority that it has commenced or threatened to initiate any action to withdraw approval, restrict sales or marketing, or request a recall of, any Product, or that the FDA, the FTC or such Other Authority has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Product.

(h)                                 Since December 31, 2007, the Company and its Subsidiaries have not received any written notification from the FDA, the FTC or Other Authorities that remains unresolved indicating that any Product is unsafe or ineffective for its intended use or fails to comply with any applicable premarket authorization requirements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1                                      Organization.  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority and possesses all Authorizations necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Authorizations, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  A “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.

Section 4.2                                      Merger Sub; Ownership of Shares.  Merger Sub is an indirect, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.  Neither Parent nor Merger Sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

Section 4.3                                      Authorization; No Conflict.

(a)                                  Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by, respectively, the Supervisory Board and Management Board of Parent and the Board of Directors of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

(b)                                 None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent, Merger Sub or any other subsidiary of Parent (such other subsidiaries, the “Parent Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the Authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any Judgment or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  No Consent with any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act and any other applicable competition or antitrust Laws (iii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq, and (v) such Consents the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4                                      Legal Proceedings; Orders.  There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b)                                 Neither Parent nor Merger Sub is subject to any legal order that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

Section 4.5                                      Information Supplied.  None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Offer Documents will, at the time such document is filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its affiliates, partners, members, stockholders, directors, officers, employees, agents or Representatives in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 4.6                                      Broker’s or Finder’s Fees.  Except for J.P. Morgan plc (the “Parent Financial Advisor”), no agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.7                                      Availability of Funds.  Parent has and will have through the expiration of the Offer and the Effective Time, the cash on hand necessary to enable Merger Sub to accept for payment and pay for any shares of Company Common Stock pursuant to the Offer and the Merger Consideration and to otherwise consummate the Merger and the other Transactions and to perform their respective obligations under this Agreement.

Section 4.8                                      Other Agreements or Understandings.  As of the date hereof, except as previously disclosed in writing to the Company Board, there are no contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any member of the Board of Directors or management of the Company or any Person that to Parent’s knowledge owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

Section 4.9                                      No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article 3, Parent and Merger Sub hereby acknowledge and agree that (a) neither the Company nor any of the Company Subsidiaries, nor any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors has made or is making any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent,

Merger Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company nor any of the Company Subsidiaries, nor or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of the Company Subsidiaries, or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other Transactions.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1                                      Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, prior to the Effective Time, except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) with the prior written approval of Parent (which approval will not be unreasonably withheld, delayed or conditioned), (iii) as required by Law or (iv)  as expressly required by this Agreement:

(a)                                  The businesses of the Company and each Company Subsidiary shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and each Company Subsidiary shall use its commercially reasonable efforts to maintain and preserve intact their respective business organizations, to maintain their relationship with current employees and to maintain their significant beneficial business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them; and

(b)                                 Without limiting the generality of the foregoing Section 5.1(a), prior to the Effective Time, except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) with the prior written approval of Parent (which approval will not be unreasonably withheld, delayed or conditioned), (iii) as required by Law or (iv) as expressly required by this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i)                                     (A) acquire, sell, lease, license, transfer or dispose of any assets (including Company Intellectual Property), rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise, (B) terminate, cancel, materially modify or enter into any commitment, transaction, line of business, or other agreement that is material to the Company and the Company Subsidiaries (considered as a single enterprise) or that would be considered a Company Material Contract (provided that, for purposes of this Section 5.1(b)(i), a Contract for the sale of Products, other than a distribution agreement, shall only be considered a Company Material Contract within the description set forth in Section 3.18(a)(vi) if it relates to receipts by the Company or any Company Subsidiary of more than $5,000,000 in any fiscal year) or (C) change the Company’s or any Company Subsidiary’s material operating policies in any material respect, other than, with respect to clauses (A) and (B), sales of Products in the ordinary course of business consistent with past practice (it being understood that Parent will respond to any request for consent to actions under this clause (i) that are not expressly permitted hereby within three Business Days of the request for such consent);

(ii)                                  acquire by merging or consolidating with or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof or interest therein;

(iii)                               amend or propose to amend its certificate of incorporation or bylaws or, in the case of any Company Subsidiary, their respective constituent documents;

(iv)                              declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v)                                 purchase, redeem or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests, any options, warrants or rights to acquire any such stock, securities or interests, including pursuant to the Company’s existing share repurchase program, other than the withholding of shares of Company Common Stock in connection with the vesting of Restricted Stock Units or exercise of Options outstanding as of the date of this Agreement;

(vi)                              split, reverse-split, combine or reclassify any outstanding shares of its capital stock;

(vii)                           except for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the date hereof, and the vesting and settlement of awards of Restricted Stock Units granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any Company Subsidiary of, (A) any shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class, (B) any securities convertible into or exchangeable for any shares of its capital stock of any class, (C) any other securities in respect of, in lieu of, or in substitution for any class of its capital stock or (D) any awards based upon the value of any security issued by the Company or any Company Subsidiary or the performance of the Company or any Company Subsidiary, including any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units;

(viii)                        incur any indebtedness for borrowed money, enter into any capital leases or guarantee any indebtedness of another Person, except in each case (A) trade payables incurred in the ordinary course of business consistent with past practice or (B) loans or advances to or from direct or indirect wholly owned Subsidiaries;

(ix)                                make any loans or advances, except (A) to or for the benefit of a Company Subsidiary and (B)  expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any Company Subsidiary;

(x)                                   except in connection with any hires of executive officers in replacement of existing positions on terms consistent with the terms of the executive officer so replaced: (1) grant or increase any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (2) execute any employment, consulting, indemnification, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director or employee of the Company or any Company Subsidiary other than offer letters, employment agreements, or consulting agreements entered in the ordinary course of business that are terminable at will and without liability to the Company or any Company Subsidiary, (3) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (4) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (5) adopt or establish any new employee benefit plan or amend any existing employee benefit plan, or (6) provide any benefit to a current or former director or executive officer of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan;

(xi)                                enter into any collective bargaining agreement or other obligation to any labor organization;

(xii)                             make any changes in its accounting methods other than as required by GAAP or applicable Law;

(xiii)                          make, change or rescind any material Tax election; make any material change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise material claim, action, suit, litigation, audit, or controversy relating to Taxes; surrender any right or claim to a refund of material Taxes; amend any material Tax Return;  enter into any closing agreements with respect to a material amount of Taxes; waive or extend the statute of limitations with respect to any material Tax;

(xiv)                         (A) commence any litigation or other Legal Proceedings outside the ordinary course of business consistent with past practice, or (B) settle, compromise or otherwise resolve any litigation or other Legal Proceeding by agreeing to the entry of any equitable, declaratory or injunctive relief or by the payment of more than $1,000,000 in any individual case (except to the extent such payment is not in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements);

(xv)                            other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $250,000 individually or $1,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xvi)                         make or commit to make capital expenditures exceeding $500,000 (unless such expenditure is less than or equal to the amount budgeted therefor in the Company’s fiscal 2011 capital expenditure plan previously provided to Parent) (it being understood that Parent will respond to any request for consent to actions under this clause (xvi) that are not expressly permitted hereby within three Business Days of the request for such consent);

(xvii)                      enter into any agreement, arrangement or commitment to grant a license of Company Intellectual Property except for non-exclusive licenses made in the ordinary course of business consistent with past practice that are contained as provisions in agreements otherwise permitted under Section 5.1(b)(i) or elsewhere under this Section 5.1(b);

(xviii)                   enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any Parent Subsidiary or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business, with any Person or in any geographic area;

(xix)                           fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage consistent in all material respects with respect to the assets, operations and activities of the Company or any Company Subsidiary as are currently in effect; or

(xx)                              take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1                                      Preparation of Proxy Statement; Stockholders Meetings.

(a)                                  If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, at Parent’s request, as soon as practicable following the Expiration Date, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the Required

Company Stockholder Vote there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after filing with the SEC.

(b)                                 If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, at Parent’s request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote.  Unless the Company Board has withdrawn its recommendation of this Agreement, the Merger or the other Transactions in compliance with Section 6.8(b), the Company shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to effect the Merger.  Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed, except (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Common Stock prior to the Company Stockholders Meeting; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the fifth Business Day after the date of the Company Stockholders Meeting).  Notwithstanding the foregoing, if Parent, Merger Sub and any other Parent Subsidiary shall collectively acquire or hold at least 90% of the outstanding shares of the Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(c)                                  Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Merger Sub or any Parent Subsidiary to be voted in favor of the adoption of this Agreement.

Section 6.2                                      Employee Benefit Matters.

(a)                                  From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor the Employee Plans set forth on Section 6.2(a) of the Company Disclosure Letter (the “Continuing Plans”) in accordance with their terms as in effect immediately prior to the Effective Time, provided that, subject to Section 6.2(b), nothing in this sentence shall prohibit the Surviving Corporation from terminating or amending any such Continuing Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable law.

(b)                                 Through the end of 2011, Parent agrees to provide or cause the Company to provide employees of the Company and each Company Subsidiary with (i) the benefit of the Continuing Plans at benefit levels that are no less than those in effect on the date of this Agreement and (ii) salary, annual bonus opportunity and employee benefits (excluding any equity based compensation) in the aggregate no less favorable than those currently provided by the Company and the Company Subsidiaries to such employees (in case of benefits, such employees considered as a group); provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law.

(c)                                  For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and the Parent Subsidiaries in which Company Employees participate (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each individual who is an employee or former employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit.  Company employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required.  Parent shall also cause each Employee Benefit Plan maintained by or contributed to by Parent and the Parent Subsidiaries (including, after the Closing, the Surviving Corporation) in which Company employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation and sick leave of the Company employees as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Surviving Corporation to provide such vacation and sick leave in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

(d)                                 Effective as of the Closing Date Parent shall cause the Surviving Corporation to adopt an employee bonus plan for the benefit of the Company Employees who are identified in Section 6.2(d) of the Company Disclosure Letter under which the Company Employees who remain employed by the Surviving Corporation or Parent or any Affiliate of Parent on such date or dates as are fixed in the bonus plan would receive bonus payments as described on Section 6.2(d) of the Company Disclosure Letter as a replacement for any Restricted Stock Units that such employees may have received after the date of this Agreement.

(e)                                  This Section 6.2 shall inure exclusively to the benefit of, and be binding solely upon, the parties to this Agreement and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Section 6.2, expressed or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, or any such Person’s alternative payees, dependents or beneficiaries, whether in respect of continued employment or resumed employment, compensation, benefits, terms of employment, or otherwise.

Section 6.3                                      Antitrust Filings.

(a)                                  Each of Parent and Merger Sub (and their respective affiliates, if applicable), on the one hand, and the Company (if applicable), on the other hand, shall (i) file with the FTC and the Antitrust Division of the United States Department of Justice (the “DOJ”) a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act within ten (10) Business Days following the execution and delivery of this Agreement or such later date as may be mutually agreed by antitrust counsel for Parent and the Company, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by any other applicable Antitrust Laws in connection with the Transactions within ten (10) Business Days following the execution and delivery of this Agreement (or, if later, of the identification by a party that such filing with a foreign Governmental Authority is so required) or such later date as may be mutually agreed by antitrust counsel for Parent and the Company.  Parent shall pay directly to the applicable Governmental Authority the applicable filing fee required in connection with the filings and other materials required under the HSR Act or other applicable antitrust or competition Laws in connection with the Transactions.  Each of Parent and the Company shall (A) cooperate and coordinate with the other in the making of such filings; (B) supply the other with any information that may be required in order to make such filings; (C) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws; and (D) subject to Section 6.3(c), take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Transactions as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Transactions as soon as reasonably practicable.

(b)                                 Each of Parent and Merger Sub (and their respective affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions in connection with such filings and, if permitted or not objected to by the relevant Governmental Authority, shall permit the other party to participate in any meeting, telephone conversation or other similar communication on substance that such party has with a Governmental Authority regarding Antitrust Laws.  If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Laws applicable to the Transactions with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  Any information a party provides to the other party under this Section 6.3 may be designated by the providing party in its reasonable discretion as provided for review only by the outside counsel to the receiving party.

(c)                                  Subject to the next sentence, Parent shall take any and all action required by a Governmental Authority in respect of an Antitrust Law that is necessary to ensure that no such Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transactions, or to ensure that no such Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of the Transactions, fails to do so by the Outside Date, including  (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; by consenting to such action by the Company and provided, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Transactions) (each a “Divestiture Action”).   Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall be required to take, or cause to be taken, any Divestiture Action that Parent determines in its reasonable judgment would be reasonably likely to have a fundamental and adverse impact on the business of, or Parent’s strategy with respect to, the combined nutrition businesses of Parent and the Company.  In the event that any action is threatened or instituted challenging any of the Transactions as violative of any pre-merger notification requirement or other Antitrust Law, Parent shall take all action necessary, including any Divestiture Action, to avoid or resolve such action.  In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Outside Date.

(d)                                 If any Divestiture Action agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, the Parent hereby agrees to consent to the taking of such action by the Company and any such action may, at the discretion of the Company, be conditioned upon consummation of the Transactions.

(e)                                  “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

Section 6.4                                      Public Statements.  Neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or the Transactions without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or the Transactions shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.8.

Section 6.5                                      Standard of Efforts.  Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use reasonable best efforts to take, or cause to be taken, such action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Offer, the Merger and the other Transactions, (ii) the taking of such commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting, and seeking to have vacated, lifted, reversed or overturned, any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger or the other Transactions and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  The Company shall have the right to review, comment on and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review, comment on and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Offer Documents, the Schedule 14D-9 and the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they shall consult and cooperate with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities and in promptly making all necessary filings.  Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 6.8.

Section 6.6                                      Notification of Certain Matters.  Each of the Company and Parent agrees to give prompt notice to the other of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions or (iii) any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions set forth on Exhibit A or in Article 7 to be satisfied provided, that the failure to deliver any notice pursuant to this Section 6.6 shall not be considered in determining whether the conditions set forth on Exhibit A or in Article 7 have been satisfied.  In no event shall the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, remedies, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.7                                      Access to Information; Confidentiality.

(a)                                  Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary and the officers, directors, employees and agents of the Company and each Company Subsidiary, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request; provided, however, that the Company may, after consultation with its outside counsel, restrict or otherwise prohibit access to any documents or information to the extent that:  (i) based on the advice of such counsel, the Company reasonably concludes access to such documents or information would give rise to a waiver of the attorney-client privilege, work product doctrine or other applicable privilege between attorney and client applicable to such documents or information; (ii) access to a Contract to which the Company or any Company Subsidiary is a party or otherwise bound would violate in a material respect or cause a material default under, or give a third party the right to terminate or accelerate the rights under, such Contract (it being agreed that, if requested by Parent, (A) the Company will seek the consent of the relevant third party to permit Parent to have access to such Contract or (B) the Company and Parent shall cooperate in good faith to design and implement alternative procedures to enable Parent to evaluate any such Contract without causing a violation or causing a default thereunder or giving any third party a right to terminate or accelerate the rights thereunder); or (iii) such disclosure relates to individual performance or personnel evaluation records, medical histories or other personnel information, and based on the advice of such counsel, the Company reasonably concludes that such access would constitute a violation of Law by the Company or any Company Subsidiary; and provided further, that nothing in this Section 6.7 or elsewhere in this Agreement shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information.  Any investigation conducted pursuant to the access contemplated by this Section 6.7 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any Company Subsidiary.  Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.

(b)                                 The provisions of the Mutual Confidentiality Agreement entered with effect as of December 8, 2009, as amended, between Parent and the Company (the

“Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms and apply to any information provided by the Company to Parent or Merger Sub, or by Parent or Merger Sub to the Company, under this Agreement.

Section 6.8                                      No Solicitation; Company Recommendation.

(a)                                  From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, shall cause each Company Subsidiary and each officer, director or employee of the Company or of Company Subsidiary not to, and shall not authorize or permit any financial advisor, attorney or other advisor or representative (a “Representative”) of the Company or any Company Subsidiary, directly or indirectly, to (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (iii) release any third party from any confidentiality agreement entered into in connection with any Takeover Proposal or potential Takeover Proposal or any standstill agreement or standstill provision to which the Company is a party, fail to reasonably enforce or grant any material waiver, request or consent to any Takeover Proposal under, any such agreement.  The Company shall, and shall cause each Company Subsidiary and the Company’s and each such Company Subsidiary’s respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation heretofore conducted by the Company, any Company Subsidiary or their respective Representatives with respect to any Takeover Proposal.  The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Takeover Proposal with or for the benefit of the Company to promptly return or destroy all information, documents and materials relating to an Takeover Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.  It is understood that any violation of the restrictions of this Section 6.8(a) in any material respect by any Representative of the Company or any Company Subsidiary shall be deemed a breach of this Section 6.8(a) by the Company if the Company does not cure any such violation within three Business Days following the date on which the Company obtains knowledge of such violation.

(b)                                 Notwithstanding the restrictions set forth in Section 6.8(a), if, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, in response to an unsolicited written Takeover Proposal received after the date of this Agreement from a third party that has not resulted from a breach or violation of Section 6.8(a) and that the Company Board determines in good faith (after consultation with its financial advisor) is, or would reasonably be expected to result in or lead to, a Superior Proposal (as hereinafter defined) and (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, the Company and its Representatives may (i) furnish information with respect to the Company and each Company Subsidiary to the Person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement containing terms no less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.8), provided, that a copy of all such information is delivered substantially concurrently to Parent to the extent it has not previously been so furnished to Parent and (ii) engage in such negotiations or discussions with the third party that made such Takeover Proposal as the Company Board shall determine (including solicitation of a revised Takeover Proposal from such third party).  The Company shall give Parent written notice (which notice shall contain the identity of the Person making such Takeover Proposal, a copy of the Takeover Proposal if it is in writing or otherwise a description of the material terms and conditions thereof and a statement to the effect that the Company Board has made the determination required by this Section 6.8(b) in respect thereof and the Company intends to furnish non-public information to, or enter into discussions or negotiations with, such Person making such Takeover Proposal) prior to taking the actions in clause (i) or (ii) of the immediately preceding sentence, and in any event shall not take any of such actions with respect to a Takeover Proposal within the twenty-four hours immediately following delivery of the notice provided by the Company to Parent pursuant to the last sentence of Section 6.8(g) in respect of such Takeover Proposal.

(c)                                  Except as otherwise permitted by Section 6.8(d), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Merger Sub (including pursuant to the Schedule 14D-9 or the Proxy Statement or any amendment thereto), the Company Recommendation, (ii) approve or recommend or propose publicly to approve or recommend, any Takeover Proposal (any of the foregoing in clause (i) or (ii), a “Company Change in Recommendation”), or (iii) authorize the Company to, and the Company shall not, enter into any agreement, agreement-in-principle or letter of intent with respect to, or accept, any Takeover Proposal.

(d)                                 Notwithstanding the provisions of this Section 6.8, at any time prior to the acceptance for payment of the shares of Company Common Stock pursuant to the Offer, if the Company Board (or the applicable committee thereof) has received a Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Takeover Proposal shall not have resulted from a breach or violation of the terms of Section 6.8(a), the Company Board (or the applicable committee thereof) may (i) make a Company Change in Recommendation, and/or (ii) to the extent permitted by Section 8.1(e)(i), cause the Company to terminate this Agreement to authorize and allow the Company substantially concurrently to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal if:

(A)        the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law;

(B)          prior to the Company Board taking any such action, the Company shall have (x) provided to Parent a written notice, which notice shall (1) state that the Company has received a Takeover Proposal which the Company has determined is a Superior Proposal and that the Company intends to take such action and (2) include the identity of the Person making such Superior Proposal, the most current written draft agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements to which the Company would be a party, and (y) given such notice to Parent at least three Business Days prior to taking any such action (it being understood that any material amendment to the terms of such Superior Proposal shall require a new notice and a new three Business Day period) and given Parent during such three Business Day period the opportunity to meet or negotiate with the Company Board and its outside legal counsel (and, if Parent has so requested, shall have met and negotiated with Parent in good faith) with respect to any modification of the terms and conditions of this Agreement proposed by Parent that, if made, would obviate the need for the Company to take the actions specified in clauses (d)(i) or (d)(ii) above; and

(C)          Parent shall not have made, within three Business Days after receipt of such notice, a proposal to amend the terms contemplated by this Agreement that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is at least as favorable from a financial point of view to the Company’s stockholders as such Superior Proposal.

The Company Board may also make a Company Change in Recommendation at any time prior to the Acceptance Time in the absence of a Takeover Proposal if a material event or change in circumstances has occurred after the date hereof that was not known or reasonably foreseeable by the Company prior to the date hereof (or, if known, the material consequence of which could not reasonably have been known to or understood by the Company Board as of the date of this Agreement) and the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law.

(e)                                  Nothing contained in this Section 6.8 shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the holders of Company Common Stock, if in the good faith judgment of the Company Board (after consultation with its outside legal counsel), failure to do so would violate its obligations under applicable Law (including the Company Board’s duties of good faith and candor to the holders of Company Common Stock) subject to compliance with any applicable requirements of this Section 6.8.  For the avoidance of doubt, this Section 6.8(e) shall not limit any of Parent’s rights under Article 8 in respect of any such position taken or disclosure made.

(f)                                    For purposes of this Agreement:

(i)                                     “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act) (other than Parent, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving the Company or any Company Subsidiary of (A) the assets or businesses that constitute or represent 25% or more of the total revenue, operating income, research and development budget, or assets of the Company and the Company Subsidiaries, taken as a whole, (B) 25% or more of the outstanding shares of Company Common Stock or any other Company capital stock or capital stock of, or other equity or voting interests in, any Company Subsidiary directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the Transactions, (C) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 75% of the voting equity interest in the surviving or resulting entity of such transaction or (D) any combination of the foregoing.

(ii)                                  “Superior Proposal” means any bona fide written offer in respect of a Takeover Proposal (provided, that for the purposes of this definition all references to 25% in the definition of Takeover Proposal shall be replaced by references to a “majority” and all references to 75% shall be to 25%) received by the Company after the date hereof (A) that is not the result of a breach or violation of Section 6.8(a) of this Agreement and  (B) on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal, the identity of the Person or Persons making the proposal and other aspects of the proposal that the Company Board deems relevant, (1) would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (2) is reasonably likely to be completed on the terms proposed in a timely fashion.

(g)                                 In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly, and in any case within twenty-four hours of its receipt advise Parent orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, and the material terms and conditions of such request, Takeover Proposal or inquiry, including the identity of the Person or group making any such Takeover Proposal and a copy of all written materials provided in connection with such Takeover Proposal.  The Company shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Takeover Proposal or inquiry and shall immediately provide to Parent a copy of all written materials subsequently provided to or by the Company in connection with such Takeover Proposal.  In addition to the foregoing, the Company shall provide Parent with at least forty-eight hours prior notice of a meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider a Takeover Proposal.

(h)                                 Notwithstanding anything to the contrary set forth in this Section 6.8 or elsewhere in this Agreement, if the Company receives a written Takeover Proposal from any Person, the Company and/or its Representatives may contact such Person to clarify the terms thereof.

Section 6.9                                      Indemnification and Insurance.

(a)                                  Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect, and the Surviving Corporation shall honor and fulfill in all respects such rights to indemnification.  In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws of the Company as of the date hereof, and during such six-year period such provisions shall not be repealed, materially amended or otherwise modified in any material respect except as required by applicable law.

(b)                                 The Surviving Corporation shall maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts, in the aggregate, and containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant to this Section 6.9; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount.  Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may, without Parent’s prior consent, purchase a six-year “tail” prepaid policy on the D&O Insurance at a cost per year covered for such tail policy not to exceed the Maximum Amount, and such “tail” policy shall satisfy the provisions of this Section 6.9(b).

(c)                                  Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless each Indemnified Party from and against, and advance expenses to each Indemnified Party in respect of, any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises out of (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification under this Section 6.9(c), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved; and provided further, however, that no Indemnified Party shall enter into any such settlement without the prior written consent of the Surviving Corporation (which consent shall not be unreasonably withheld, delayed or conditioned). In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, subject to the terms and conditions of this Section 6.9(c), the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto); (B) in the event the Indemnified Party reasonably concludes, after consultation with his or her own counsel, that there is an actual or potential material conflict of interest arising in connection with Parent’s controlling such defense, such Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry; (C) the Surviving Corporation shall pay the reasonable fees and expenses of such counsel promptly after statements therefor are received, whether or not the Surviving Corporation elects to control the defense of any such claim, proceeding, investigation or inquiry; and (D) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent (which shall not be unreasonably withheld, conditioned or delayed) if such settlement provides for any remedy other than the payment of money damages.

(d)                                 The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).  The rights of the Indemnified Persons under this Section 6.9 shall be in addition to, and not in substitution for, any other rights that such individuals may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any Company Subsidiary, or applicable law (whether at law or in equity).

(e)                                  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.9.

(f)                                    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to D&O Insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.

Section 6.10                                Section 16 Matters.  Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11                                Directors.

(a)                                  Subject to applicable Law and Nasdaq rules applicable to the Company, promptly upon the Acceptance Time and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding shares of Company Common Stock, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock owned by Merger Sub or any other subsidiary of Parent bears to (B) the total number of shares of Company Common Stock that are issued and outstanding, and the Company shall, at such time, promptly take all necessary action to cause Merger Sub’s designees to be so elected; provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or any Company Subsidiary (the “Independent Directors”); and provided, further, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate individuals to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two individuals to fill such vacancies who are not officers, stockholders or affiliates of the Company, any Company Subsidiary, Parent or Merger Sub, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement.  In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, take all necessary action to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above. At such time, the individuals designated by Merger Sub shall, as nearly as practicable, constitute at least the same percentage as individuals designated by Merger Sub of the Company

Board of (1) each committee of the Company Board, (2) each board of directors of each Company Subsidiary, and (3) each committee of each such board, in each case only to the extent permitted by applicable Law.

(b)                                 The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.  The Company shall take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 6.11 on or prior to the Acceptance Time and shall, not later than 10 calendar days prior to the Expiration Date, mail the Information Statement to the holders of Company Common Stock and file the Information Statement with the SEC (which, at the Company’s election, may be included in the mailing of the Schedule 14D-9 or be mailed separately).   Parent shall supply to the Company in writing any information with respect to itself, Merger Sub and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1, including for inclusion in the Information Statement.

(c)                                  Following the election or appointment of Merger Sub’s designees pursuant to Section 6.11, the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iii) any waiver or exercise of any of the Company’s rights under this Agreement, (iv)  any amendment of the certificate of incorporation or bylaws of the Company if such amendment would adversely affect the holders of Shares (other than Parent and Merger Sub), or (v) any action of the Company Board under or in connection with the Agreement if such action would adversely affect, or would reasonably be likely to adversely affect, the holders of Shares (other than Parent or Merger Sub).

Section 6.12                                Non-Solicitation by Parent of Company Employees.  Parent agrees that, from the date hereof until the date that is the earlier of (a) the Closing Date or (b) twelve months after the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Subsidiaries and controlled affiliates not to, directly or indirectly, solicit to employ or employ any of the officers or other employees of the Company or the Company Subsidiaries to whom Parent or Merger Sub were introduced or otherwise had contact with or learned about in connection with the Transactions (irrespective of whether Parent or its affiliates had knowledge or were aware of such officers and employees prior to their consideration of the Transactions); provided, however, that this Section 6.12 shall not apply to any solicitation or employment resulting from (i) general advertisements for employment not specifically targeted at officers or employees of the Company or the Company Subsidiaries (and individuals responding to such advertisements), (ii) unsolicited inquiries about employment or contract opportunities or possibilities at Parent, its Subsidiaries or controlled affiliates from recruiters or other similar agents who have not been directed to solicit the Company’s or the Company Subsidiaries’ employees (and individuals responding to such inquiries) or (iii) individuals who cease to be employed by the Company or the Company Subsidiaries other than as a result of a violation of this Section 6.12 by Parent.

Section 6.13                                Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the Transactions and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions or consent to the same without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14                                Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms set forth in this Agreement.

Section 6.15                                Takeover Laws.  The Company shall, to the extent permitted by applicable Law, (i) to take all actions necessary so that no Takeover Law becomes applicable to the Transactions and (ii) if any such Takeover Law becomes applicable to the Transactions, take all actions necessary so that the Transactions contemplated may be consummated as promptly as practicable.

Section 6.16                                Approval of Compensation Arrangements.  The parties acknowledge that certain payments are to be made and certain benefits are to be granted according to employment compensation, severance or other employee benefit arrangements of the Company and the Company Subsidiaries, Parent or Merger Sub, including the Company Plans and the employee bonus plan described in Section 6.2(d) above, to holders of Company Common Stock (with all such plans and arrangements being collectively referred to as the “Company Arrangements”).  Prior to the Acceptance Time, the Company shall take any action necessary to ensure that any Company Arrangements (including any Company Arrangements entered into after the date hereof) have been approved as contemplated by Rule 14d-10 under the Exchange Act.

Section 6.17                                Stock Exchange De-listing.  After the Acceptance Time, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

ARTICLE 7

CONDITIONS

Section 7.1                                      Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)                                  Stockholder Approval.  If required by Law, this Agreement shall have been adopted by the Required Company Stockholder Vote.

(b)                                 Completion of Offer.  Merger Sub shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement) and not properly withdrawn pursuant to the Offer.

(c)                                  No Injunctions or Restraints.  No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                      Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a)                                  by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by either the Company or Parent, if (i) Merger Sub shall not have accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer in accordance with the terms thereof on or prior to September 30, 2011 (the “Outside Date”); or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under either clause of this Section 8.1(b) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event specified in such clause;

(c)                                  by either the Company or Parent, if any Judgment is issued or Law is enacted by a Governmental Authority of competent jurisdiction that permanently prohibits or makes the Merger or the Offer illegal which is in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this

Section 8.1(c) shall have used those efforts required hereunder (including under Section 6.5) to resist, lift or resolve such Judgment or Law;

(d)                                 by Parent prior to the acceptance of shares of Company Common Stock for payment in the Offer, if:

(i)                                     the Company Board or any Committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 6.8) (provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d) in respect of a Company Change in Recommendation will expire ten Business Days after the last date upon which the Company Board makes such Company Change in Recommendation);

(ii)                                  after a tender offer or exchange offer is commenced that, if successful, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) becoming a beneficial owner of 20% or more of the outstanding shares of Common Stock (other than by Parent or Merger Sub), the Company Board shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer within ten Business Days after commencement of such tender offer or exchange offer;

(iii)                               the Company Board shall have failed to reconfirm the Company Recommendation promptly, and in any event within ten Business Days, following Parent’s reasonable request to do so;

(iv)                              the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 6.8; or

(v)                                 the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition specified in paragraphs (D) or (E) of Exhibit A and (B) is incapable of being cured or has not been cured by the Company within 30 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform;

(e)                                  by the Company, if

(i)                                     prior to the acceptance of shares of Company Common Stock for payment in the Offer, in order to substantially concurrently enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal pursuant to and in accordance with Section 6.8(d), and prior to or simultaneously with such termination the Company pays to Parent by wire transfer in immediately available funds the Termination Fee required to be paid pursuant to Section 8.3(a); or

(ii)                                  Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A), in the case of representations or warranties, has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Parent within 30 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform; or

(f)                                    by the Company, prior to the commencement of the Offer, if Merger Sub shall have failed to commence the Offer within five Business Days of a written request, delivered by the Company on or after January 19, 2011, that Merger Sub do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if Merger Sub’s failure to commence the Offer within such time is due to a material breach of this Agreement by the Company.

The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 8.2                                      Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except for the provisions of (i) this Section 8.2, (ii) Section 8.3, (iii) Section 6.4, (iv) the last sentence of Section 6.6, (v) Section 6.7(b), (vi) Section 6.12 and (vii) Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any material breach of this Agreement prior to such termination. The Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 8.3                                      Fees and Expenses.

(a)                                  If this Agreement is terminated pursuant to Section 8.1(e)(i), prior to and as a condition to the effectiveness of such termination, the Company shall pay Parent a fee in immediately available funds in the amount of $38,000,000.00 (the “Termination Fee”).

(b)                                 If this Agreement is terminated by Parent pursuant to Section 8.1(d) (other than pursuant to clauses (iv) or (v) thereof), then the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, pay Parent the Termination Fee.

(c)                                  If this Agreement is terminated pursuant to Section 8.1(b), 8.1(d)(iv) or 8.1(d)(v) and (i) at any time on or after the date hereof and prior to such termination a Takeover Proposal shall have been made to the Company Board or the Company or publicly announced and, in each case, not irrevocably withdrawn prior to such termination, and (ii) within twelve months after the date of such termination, (A) the Company enters into a Contract with respect to any transaction specified in the definition of “Takeover Proposal” or (B) any such transaction is consummated then the Company shall pay Parent the Termination Fee on the first Business Day after such event.  For purposes of this Section 8.3(b), “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.8(f) except that references in Section 6.8(f) to “25%” and “75%” shall be replaced by “50%.”

(d)                                 In no event shall more than one Termination Fee be payable hereunder.

(e)                                  The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that without such provisions Parent and Merger Sub would not have entered into this Agreement.  If the Company fails to pay the

Termination Fee or any portion thereof and Parent or Merger Sub commences a suit which results in a Judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made through the date of payment.

(f)                                    Except as set forth in Section 6.3 and this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that Parent shall pay any and all filing fees payable under the HSR Act or foreign antitrust laws.

(g)                                 In the circumstances in which the Termination Fee is paid in accordance with this Section 8.3, Parent’s receipt of the Company Termination Fee from the Company pursuant to this Section 8.3 shall be the sole and exclusive remedy of Parent and Merger Sub against the Company, the Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and no Company Party shall have any other liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that in no event shall the Company’s liability for the Company’s willful or intentional material beach or failure to perform any of its covenants or agreements in this Agreement be limited (it being understood and agreed that the failure to consummate the Transactions in the event that all of the conditions to Closing have been satisfied or waived in accordance with this Agreement shall be deemed a willful or intentional material breach of this Agreement).

Section 8.4                                      Amendment.  Subject to Section 6.11, this Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which under the DGCL requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5                                      Waiver.  Subject to Section 6.11, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested), or sent by overnight courier, facsimile (upon confirmation of receipt) or e-mail transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to the Company:

Martek Biosciences Corporation
6480 Dobbin Road
Columbia, MD 21045
	Attention:	David M. Feitel
Executive Vice President & General Counsel
	E-mail:	dfeitel@martek.com
	Fax:	(410) 740-2985

with a copy to:

Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, Maryland 21202
	Attention:	Michael J. Silver, Esq.
William I. Intner, Esq.
	E-mail:	michael.silver@hoganlovells.com
william.intner@hoganlovells.com
	Fax:	(410) 659-2701

and

Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
	Attention:	Alexander B. Johnson, Esq.
	E-mail:	alex.johnson@hoganlovells.com
	Fax:	(212) 918-3100

(b)	if to Parent or Merger Sub:

Koninklijke DSM N.V.
P.O. Box 6500

6401 JH Heerlen
The Netherlands
Attention:	Pieter de Haan
General Counsel
E-mail:	pieter.haan-de@dsm.com
Fax:	+31 45 578 70 87

with a copy to:

DSM North America
45 Waterview Boulevard
Parsippany, NJ 07054
Attention:	Hugh C. Welsh, Esq.
President & General Counsel
E-mail:	Hugh.Welsh@dsm.com
Fax:	(973) 257-8312

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:	William A. Groll, Esq.
David Leinwand, Esq.
E-mail:	wgroll@cgsh.com
dleinwand@cgsh.com
Fax:	(212) 225-3999

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile, e-mail transmission or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

Section 9.2                                      Representations and Warranties.  The representations and warranties contained in this Agreement shall not survive the Merger.

Section 9.3                                      Knowledge Qualifiers.  “To the knowledge of the Company” and similar phrases mean the actual knowledge of the individuals described in Section 9.3 of the Company Disclosure Letter.

Section 9.4                                      Interpretations.  Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any references in this Agreement to “the date hereof” refers to the date of execution of this

Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

Section 9.5                                      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof to the extent they would result in the application of the Laws of another jurisdiction.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any Judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court.  Each of the parties hereto agrees that a final Judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.5.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)                                  Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or relating to this Agreement or the Transactions.

Section 9.6                                      Counterparts; Facsimile Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.7                                      Assignment; No Third Party Beneficiaries.

(a)                                  This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b)                                 Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof or as creating or amending any employee benefit plan, except that from and after the Closing (i) the holders of Options and Restricted Stock Units are intended third party beneficiaries of the provisions of Section 2.4, (ii) each Indemnified Party is an intended third party beneficiary of Section 6.9, and such individuals may specifically enforce such provisions and (iii) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the Merger Consideration, as set forth in Article 2.

Section 9.8                                      Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse in any material respect to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible then such contravention or invalidity shall not invalidate the entire Agreement.

Section 9.9                                      Entire Agreement.  This Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

Section 9.10                                Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled equitable relief without the requirement of posting a bond or other security, including to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

KONINKLIJKE DSM N.V.

By:	/s/ Leendert H. Staal
Name: Leendert H. Staal
Title: President & CEO DNP

By:	/s/ Hugh Welsh
Name: Hugh Welsh
Title: President DSMNA

GREENBACK ACQUISITION CORPORATION

By:	/s/ Leendert H. Staal
Name: Leendert H. Staal
Title: President & CEO DNP

By:	/s/ Hugh Welsh
Name: Hugh Welsh
Title: President DSMNA

MARTEK BIOSCIENCES CORPORATION

By:	/s/ Steve Dubin
Name: Steve Dubin
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Conditions of the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer) (the “Payment Rules”), to pay for any shares of Company Common Stock tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if

(i)                                     there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the issued and outstanding shares of Company Common Stock on a fully diluted basis (the “Minimum Tender Condition”);

(ii)                              any waiting period (and extension thereof) under the HSR Act or under any other antitrust or competition Laws applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall not have expired or been terminated or any other clearance, consent, approval, order or authorization required by applicable antitrust or competition Laws shall not have been obtained (the “Antitrust Condition”);

(iii)                               any of the following conditions shall exist at the time of expiration of the Offer or immediately prior to such payment:

(A)                              any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law shall be in effect that would (1) make the Offer or the Merger illegal, (2) otherwise prevent the consummation thereof or (3) impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries, other than, in the case of this clause (3), such Divestiture Actions (as defined in the Merger Agreement) as Parent or Merger Sub is required to accept or effect pursuant to Section 6.3(c) of the Merger Agreement;

(B)                                any suit, action or proceeding shall have been commenced and be pending by any United States federal or state or foreign Governmental Authority of competent jurisdiction wherein a Judgment would have any of the effects referred to in paragraph (a) above;

(C)                                since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(D)                               (1) any representation and warranty of the Company set forth in Section 3.2, Section 3.3(a) or Section 3.3(b) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (2) any other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” except for the reference to the term “Company Material Adverse Effect” in Section 3.6 shall be disregarded);

(E)                                 the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time;

(F)                                 the Company fails to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on the which the Offer expires certifying that the conditions specified in clauses (D) and (E) of this paragraph (iii) do not exist; or

(G)                                the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole and reasonable judgment of Merger Sub or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub (except for the Minimum Tender Condition) in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law.  Any reference in this Annex I or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived.  The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement.  The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Exhibit A is attached.

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MARTEK BIOSCIENCES CORPORATION

FIRST:  The name of the corporation shall be Martek Biosciences Corporation (hereinafter referred to as the “Corporation”).

SECOND:  The Corporation’s registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, and its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock which this corporation is authorized to issue is 100 shares, par value $0.01 per share.

FIFTH:  The Corporation is to have perpetual existence.

SIXTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)                                  The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2)                                  The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3)                                  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH:   The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director

B-1

or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.  Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.  No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH:   Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

B-2